 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 18, 2007

  Woize International Ltd.
(Exact name of registrant as specified in its charter)

Nevada	333-106144	98-039022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3rd Floor, 14 South Molton Street, London W1K 5QP, United Kingdom
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (949) 609-1966

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(Former address, if changed since last report)

With Copies To:
Richard Friedman Esq.
Marcelle S. Balcombe Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:(212) 930-9700 Fax:(212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 28, 2008, Georges Sagredos was appointed to serve as a Director of the Company.  There is no family relationship between Mr. Sagredos and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Mr. Sagredos 57, has served as chief operating officer, president and a director of Energy Infrastructure Acquisition Corporation since inception in 2005. Previously Mr. Sagredos founded Hermitage Resources Ltd., a predecessor to the Hermitage Group, a trading firm involved in the arbitrage of oil products in the emerging growth markets. While at Hermitage Resources, Mr. Sagredos served as the president of the Crude Oil and Products Trading division, focusing on the Russian and Mediterranean markets. From 1991 to 1993, Mr. Sagredos served as senior trader in the international oil trading division of A.O.T. Zug, in Switzerland. From 1987 to 1990, Mr. Sagredos was the senior trader for clean products in the Oil Products Trading and International Arbitrage division of Phibro Energy, Switzerland. As the senior trader, he was responsible for Mediterranean and International Arbitrage for Europe and the Far East. From 1986 to 1987, he was the senior clean products trader of the Oil Trading Products division of Petrogulf S.A., a privately owned independent oil and gas producer, in both the New York and London offices. Mr. Sagredos joined their New York offices as a trader specializing in the oil futures industry in 1985.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 18, 2007, the Board of Directors of the Company approved an amendment to the Company’s Bylaws to provide that the number of Directors  of the Company shall be not be less than one but not more than seven. The Company’s Bylaws previously provided for a maximum of three directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOIZE INTERNATIONAL LTD.

May 5, 2008	By:	/s/ Daniel Savino
Daniel Savino
Chief Executive Officer